UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934 (Amendment No.    )

Filed by the Registrant  ☒

Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☐	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☒	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12

TAYLOR MORRISON HOME CORPORATION

(Name of Registrant as Specified In Its Charter)

N/A

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.

☐	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

(1)	Title of each class of securities to which transaction applies

(2)	Aggregate number of securities to which transaction applies:

(3)	Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):

(4)	Proposed maximum aggregate value of transaction:

(5)	Total fee paid:

☐	Fee paid previously with preliminary materials.

☐	Definitive Additional Materials

☐	Soliciting Material pursuant to § 240.14a-12

☐	Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

(1)	Amount Previously Paid:

(2)	Form,Schedule or Registration Statement No.:

(3)	FilingParty:

(4)	DateFiled:

Beginning on May 11, 2018, Taylor Morrison Home Corporation sent the following communication to certain of its stockholders.

YOUR VOTE IS IMPORTANT

PLEASE VOTE YOUR PROXY TODAY

May 11, 2018

Dear Stockholder:

We recently distributed or made available to you proxy materials in connection the annual meeting of stockholders of Taylor Morrison Home Corporation (“TMHC”) to be held on May 30, 2018 (the “Annual Meeting”). According to our latest records, we have not received your voting instructions, and your vote is very important no matter how many shares you hold.

One of the proposals you are being asked to approve (Proposal 4 on the meeting agenda and described in the proxy materials) is the amendment and restatement of our certificate of incorporation to provide for the phased-in declassification of our Board of Directors. Pursuant to our current certificate of incorporation, our Board of Directors is divided into three classes with staggered three-year terms, and each director holds office until the expiration of the term of the class to which he or she was elected.

We believe that declassifying our Board of Directors will best serve TMHC and you, our stockholder. We believe that declassifying our Board will further strengthen our governance structure by providing stockholders more frequent evaluation of the members serving on our Board, thereby increasing the Board’s accountability. The Board of Directors, consistent with the position of proxy advisory firms, fully support having a declassified board and asks that you vote in favor of Proposal 4.

In order for Proposal 4 to pass, at least 75% of shares of our common stock outstanding and entitled to vote generally in the election of directors, voting together as a single class, must vote in favor of this proposal. This is a very high voting standard and differs from the other proposals on the ballot. Under this voting standard, if you mark your voting instructions to “abstain” or you do not vote at all, this will count as a vote against the proposal, thereby lessening the chance of its passage.

The Board of Directors recommends a vote FOR all proposals on the meeting agenda, including the proposal to approve the Amended and Restated Certificate of Incorporation (Proposal 4).

You are urged to participate by voting your shares promptly, particularly in light of the high threshold required to approve Proposal 4. Whether or not you plan to attend the TMHC annual meeting, please submit a proxy to vote your shares via the Internet or by telephone by following the instructions on the enclosed duplicate proxy card. Alternatively, please sign, date and return your proxy in the return envelope provided.

If you have any questions or need assistance voting your shares, please call D.F. King & Co., Inc., toll free at (800) 821-8781.

On behalf of your Board of Directors, thank you for your cooperation and continued support.

Sincerely,

Sheryl D. Palmer Chairman of the Board of Directors, President and Chief Executive Officer

You may use one of the following simple methods to promptly provide your voting instructions:

Vote by Internet - Go to the website www.proxyvote.com. Have your 16-digit control number listed on the voting instruction form ready and follow the online instructions. The 16-digit control number is located in the rectangular box on the right side of your voting instruction form.

Vote by Telephone - Call toll-free 1 (800) 690-6903. Have your 16-digit control number listed on the voting instruction form ready and follow the simple instructions.

Vote by Mail - Mark, sign, date and return your proxy card or voting instruction form and return it in the postage-paid return envelope provided.

If you have any questions, require assistance voting,

or need additional copies of TMHC’s proxy materials,

please contact D.F. King & Co, Inc. (“D.F. King”) at the phone numbers listed below.

D.F. King & Co., Inc.

48 Wall Street

New York, NY 10005

Banks and Brokers Call: (212) 269-5550

All Others Call: (800) 821-8781